Exhibit 5.1

March 30, 2017

Everett SpinCo, Inc.

3000 Hanover Street

Palo Alot, California 94304

Re: Everett SpinCo, Inc., Registration Statement on Form S-8

We have examined the Registration Statement on Form S-8, (the “Registration Statement”) of Everett SpinCo, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration by the Company of $250,000,000 of deferred compensation obligations under the Enterprise Services Executive Deferred Compensation Plan and the DXC Technology Company Deferred Compensation Plan (collectively, the “Plans”), which represent unsecured obligations of the Company to pay deferred compensation to eligible participants in the future in accordance with the terms of the Plans (the “Obligations”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plans that would expand, modify or otherwise affect the terms of the Plans or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Obligations, when issued in accordance with the terms of the Plans, will constitute legal, valid and binding obligations of the Company.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP